MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

May 3, 2006		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces First Quarter 2006 Earnings Per Common Share of $0.16

     MFA Mortgage Investments, Inc. (NYSE: MFA) today reported net income of $12.9 million, or $0.16 per share of common stock, for the first quarter ended March 31, 2006. On April 3, 2006, MFA announced its first quarter dividend of $0.05 per share of common stock. The dividend was paid on April 28, 2006 to stockholders of record as of April 17, 2006.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “Reported results for the first quarter of 2006 were very strong. Historically, first quarter earnings have been positively impacted by seasonally lower prepayment rates and by fewer days of interest expense in the 28-day month of February. The $12.9 million of earnings, or $0.16 per share of common stock, included a gain of $4.7 million from the sale of real estate and net gains of $1.6 million realized on the sale of MBS. Excluding the impact of these gains, earnings per share would have been $0.08.”

     Mr. Zimmerman continued, “As previously indicated, increases in the target federal funds rate continue to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, negatively impacting spreads. In the most recent FOMC minutes it was noted that, ‘Most members thought that the end of the tightening process was likely to be near, and some expressed concerns about the dangers of tightening too much, given the lags in the effects of policy. However, members also recognized that in current circumstances, checking upside risks to inflation was important to sustaining good economic performance.’”

     “We currently anticipate a 16th consecutive 25 basis point increase in the fed funds rate to 5.0% at the upcoming May 10, 2006 meeting of the FOMC. After this meeting, future Federal Reserve actions will be dependent upon the flow of new data regarding inflation and economic activity. Based on recent CPI data, it is difficult to rule out the possibility of additional tightening in 2006. As a result of the Federal Reserve’s efforts to tighten monetary policy and the fact that, in general, the yields on MFA’s assets reset annually, but only after an initial fixed rate period, we currently project that MFA will approximately breakeven during the second quarter ignoring the impact of any potential asset sales.”

     Mr. Zimmerman continued, “In order to actively manage and reduce its exposure to rising interest rates, MFA has undertaken a number of important strategic steps to reposition its MBS portfolio. The balance sheet, which peaked at $7.1 billion in assets in February 2005, has been reduced by asset sales and prepayments to $4.7 billion as of March 31, 2006. Leverage as measured by debt-to-equity which had been 9.0X in the first quarter of 2005, has since been reduced to 6.0X as of March 31, 2006. As a result, MFA is positioned to take advantage of more attractive investment opportunities as they arise.”

     Mr. Zimmerman added, “MFA continues to focus on high quality, higher coupon hybrid and adjustable-rate MBS assets. At March 31, 2006, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are either adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 4.89% as of March 31, 2006. Approximately 64% of the MBS in MFA’s portfolio have interest rates that contractually reprice within the next 12 months. Additionally, approximately 19% of the MBS in MFA’s portfolio will contractually reprice after 12 months but within 36 months and 17% will contractually reprice after 36 months but within 60 months.

     MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its hybrid and adjustable-rate MBS portfolio (collectively, “ARM-MBS”) to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its ARM-MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% Constant Prepayment Rate (“CPR”), the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of March 31, 2006, was approximately 10.0 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 3.7 months, resulting in a Repricing Gap of approximately 6.3 months. The prepayment speed on MFA’s MBS portfolio averaged 24.4% CPR during the first quarter of 2006.

     During the first quarter of 2006, the gross yield on MFA’s interest-earning assets was approximately 4.86%, while the net yield on interest-earning assets was reduced to 4.05%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 4.05% and its 3.77% cost of funds, was 0.28% for the first quarter of 2006. MFA’s costs for compensation and benefits and other general and administrative expense were $2.7 million for the quarter ended March 31, 2006. As of March 31, 2006, book value per share of common stock was $7.12.

     On August 11, 2005, MFA implemented a stock repurchase program to repurchase up to 4,000,000 shares of its outstanding common stock. Through April 28, 2006, MFA had repurchased 3,191,200 shares of common stock at a weighted average cost per share of $5.90. With only 808,800 shares of common stock remaining under the stock repurchase program as of May 2, 2006, MFA’s Board of Directors has increased the size of the stock repurchase program, by an additional 3,191,200 shares, resetting the number of shares of common stock that MFA is authorized to repurchase at 4,000,000 shares. Subject to applicable securities laws, such repurchases will be made at times and in amounts as MFA deems appropriate and may be suspended or discontinued at any time.

     MFA finances the acquisition of its MBS primarily through borrowing in the form of repurchase agreements. At March 31, 2006, MFA’s debt-to-equity ratio was approximately 6.0X, while its assets-to-equity ratio was approximately 7.0X. MFA seeks to generate income from investment on a leveraged basis in high-quality ARM-MBS and other assets. At March 31, 2006, MFA’s assets totaled approximately $4.7 billion.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     MFA will hold a conference call on Wednesday, May 3, 2006, at 10:00 a.m. (New York City time) to discuss its first quarter 2006 financial results. The number to dial in order to listen to the conference call is (866) 835-8845 in the U.S. and Canada. International callers must dial (703) 639-1408. The replay will be available through Wednesday, May 10, 2006 at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 827873. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	March 31, 2006	December 31, 2005

	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”), at fair value (including pledged
MBS of $4,198,147 and $5,394,144 at March 31, 2006 and
December 31, 2005, respectively)	$4,540,596	$5,714,906
Cash and cash equivalents	74,944	64,301
Accrued interest receivable	20,156	24,198
Interest rate cap agreements, at fair value	2,364	2,402
Swap agreements, at fair value	3,088	3,092
Real estate	20,748	29,398
Goodwill	7,189	7,189
Prepaid and other assets	1,763	1,431

Total Assets	$4,670,848	$5,846,917

Liabilities:
Repurchase agreements	$3,953,000	$5,099,532
Accrued interest payable	31,645	54,157
Mortgages payable on real estate	16,477	22,552
Dividends payable	--	4,058
Accrued expenses and other liabilities	6,597	5,516

Total Liabilities	$4,007,719	$5,185,815

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and
outstanding at March 31, 2006 and December 31, 2005 ($96,000
aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized;
79,652 and 80,121 issued and outstanding at March 31, 2006
and December 31, 2005, respectively	796	801
Additional paid-in capital, in excess of par	768,020	770,789
Accumulated deficit	(39,392)	(52,315)
Accumulated other comprehensive loss	(66,333)	(58,211)

Total Stockholders’ Equity	663,129	661,102

Total Liabilities and Stockholders’ Equity	$4,670,848	$5,846,917

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,

	2006	2005

(In Thousands, Except Per Share Amounts)	(Unaudited)
Interest Income:
MBS income	$53,329	$60,942
Interest income on temporary cash investments	666	297

Total Interest Income	53,995	61,239

Interest Expense	42,785	39,766

Net Interest Income	11,210	21,473

Other Income:
Gain on sale of MBS, net	1,597	--
Revenue from operations of real estate	694	648
Miscellaneous other, net	239	12

Total Other Income	2,530	660

Operating and Other Expense:
Compensation and benefits	1,558	1,555
Real estate operating expense	473	476
Mortgage interest on real estate	297	300
Other general and administrative	1,117	959

Total Operating and Other Expense	3,445	3,290

Income before Discontinued Operations and Preferred
Stock Dividends	10,295	18,843

Discontinued Operations:
(Loss)/income from discontinued operations, net	(37)	38
Gain on sale of real estate, net of tax of $1,820	4,705	--

Discontinued Operations, net	4,668	38

Income Before Preferred Stock Dividends	14,963	18,881
Less: Preferred Stock Dividends	2,040	2,040

Net Income Available to Common Stockholders	$12,923	$16,841

Earnings Per Share of Common Stock:
Income from continuing operations - basic and diluted	$0.10	$0.20
Income from discontinued operations - basic and diluted	0.06	--

Earnings per share - basic and diluted	$0.16	$0.20

Weighted average shares outstanding - basic	79,950	82,243
Weighted average shares outstanding - diluted	79,973	82,285

Reconciliation of Non-GAAP Financial Measures

This press release contains a disclosure relating to MFA’s earnings for the first quarter ended March 31, 2006, which may constitute a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The table below presents the reconciliation of net income available to common stockholders to earnings excluding net capital gains. These capital gains include net gains on sales of MBS (on which the Company had previously recognized an impairment charge against during the quarter ended December 31, 2005) and a capital gain net of income taxes realized on the sale of a real estate investment, which is included in discontinued operations. As a REIT, MFA must distribute at least 90% of its taxable income, excluding net capital gains and losses. MFA’s management believes that the disclosure of this financial measure is useful in enabling investors to better understand MFA’s minimum dividend requirement relating to its REIT status. MFA’s management further believes that this financial measure, when considered together with MFA’s GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. Management also believes that this financial measure enhances the ability of investors to analyze MFA’s operating trends and to better understand its operating performance. This financial measure does not, however, take into account the effect of the gains realized by MFA in the first quarter of 2006 and, therefore, should not be used as a substitute in assessing MFA’s results of operations and financial position. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. A reconciliation of MFA’s earnings excluding capital gains for the three months ended March 31, 2006 with the most directly comparable financial measure calculated in accordance with GAAP is as follows:

	For the Three Months Ended March 31, 2006

(In Thousands, Except per Share Amounts)		(Per Share)
Net Income Available to Common Stockholders	$12,923	$0.16
Less:
Capital gains included in discontinued operations, net	(4,705)	(0.06)
Net gain on sales of MBS	(1,597)	(0.02)

Net Income Excluding GAAP Capital Gains, net	$6,621	$0.08

Weighted average shares outstanding - diluted	79,973